Exhibit 10.1

CARREKER CORPORATION
EXECUTIVE
NON-QUALIFIED STOCK OPTION AGREEMENT

The following are the terms and conditions of the Non-Qualified Stock Option Agreement (the “Agreement”), which are incorporated by reference into the Notice of Grant of Stock Options and Option Agreement (the “Notice of Grant”), signed by the Company and agreed and accepted by the Optionee.

Pursuant to the Carreker Corporation (the “Company”) Third Amended and Restated 1994 Long Term Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) has granted to you a non-qualified stock option (the “Option”) to purchase, on the terms and conditions set forth herein, shares (the “Option Shares”) of the Company’s Common Stock, $.01 par value (the “Stock”). The terms and conditions of the Option are set forth below:

1.                                       Date of Grant. The Option is granted to you on the date shown in the Notice of Grant.

2.                                       Exercise of Option. The Option, to the extent vested, may be exercised as follows:

(a)                                  The Optionee may exercise the Option with respect to all or any part of the Option Shares then vested in the manner specified from time to time by the Company (the “Exercise Date”).

(b)                                 On the Exercise Date or as soon thereafter as practicable, the Company shall cause to be delivered to the Optionee or brokerage firm the Option Shares then being purchased upon full payment for such Option Shares.

(c)                                  The Company’s obligation to deliver Option Shares is subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require the Optionee or other person receiving such Option Shares to pay to the Company the amount of any such taxes that the Company is required to withhold with respect to such Option Shares, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Option Shares.

3.                                       Termination of Option.  The Option, and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void on the earliest to occur of the following dates:

(a)                                  the expiration date shown on the Notice of Grant;

(b)                                 in the event Optionee’s employment with the Company or any subsidiary is terminated, other than by reason of death or isability (as defined below) or terminated for Cause (as defined below), then this Option may be exercised, to the extent vested, at any time within ninety (90) calendar days after the date of termination of employment, but not later than the Expiration Date. Following the expiration of such ninety (90) calendar day period, this Option shall terminate;

(c)                                  in the event Optionee’s employment with the Company or any subsidiary is terminated for Cause, then this Option shall terminate and no longer be exercisable immediately upon the date of termination. “Cause” means (a) any act by the Optionee that is materially adverse to the best interests of the Company and which, if the subject of a criminal proceeding, could result in a criminal conviction for a felony or (b) the failure by the Optionee to substantially perform his/her duties hereunder, which duties are within the control of the Optionee (other than the failure resulting from the Optionee’s incapacity due to physical or mental illness); provided, however, that the Optionee shall not be deemed to be terminated for Cause under this subsection (b) unless and until (1) after the Optionee receives written notice from the Company specifying with reasonable particularity the actions of Optionee which constitute a violation of this subsection (b) and (2) within a period of thirty (30) days after receipt of such notice (and during which the violation is within the control of the Optionee), Optionee fails to reasonably and prospectively cure such violation.

(d)                                 in the event Optionee dies while employed with the Company or any subsidiary, this Option may be exercised, to the extent then vested, by the Optionee’s executor, estate, personal representative or beneficiary, as the case may be, and to whom this Option is transferred by operation of law, at any time within one (1) year after the date of death, but not later than the Expiration Date. Following the expiration of such one-year period, this Option shall terminate;

(e)                                  in the event Optionee’s employment with the Company or any subsidiary is terminated by reason of his disability (which shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code, or any successor statute), this Option may be exercised, to the extent then vested, at any time within one (1) year after the date of such disability, but not later than the Expiration Date. Following the expiration of such one-year period, this Option shall terminate..

4.                                       Adjustment of and Changes in Stock of the Company.  In the event of a reorganization, re-capitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares of Stock subject to the Option or in the Exercise Price; provided, however, that no such adjustment shall give the Optionee any additional benefits under the Option.

5.                                       Capital Transactions.  In the event that, following the date of this Agreement, during the term hereof and prior to the termination of the Option in accordance with Section 3 hereof, there shall occur (a) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (other than such a merger or consolidation undertaken to reincorporate in another jurisdiction) (for purposes of this Section 5, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (b) a dissolution of the Company, or (c) a transfer of all or substantially all of the assets or shares of Stock of the Company in one transaction or a series of related transactions to one or more other persons or entities (any such transaction being referred to herein as a “Capital Transaction”), and, either (i) the Optionee’s employment with the Company was terminated ninety (90) days prior to a Capital Transaction without Cause, or (ii) the Optionee’s employment with the Company or any subsidiary is terminated without Cause or the Optionee terminates his employment with the Company or any subsidiary for “Good Reason” (as that term is defined below) on or within two (2) years following the closing date of any Capital Transaction, then any or all Option Shares, unvested at the time of termination of employment,  shall become fully vested and exercisable and the Optionee, without the necessity of any further action by the Committee, shall be entitled to purchase, prior to the expiration of a sixty (60) day period following the later of (i) the date of termination of Optionee’s employment or (ii) the occurrence of a Capital Transaction, the number of Option Shares which are then vested and exercisable.

“Good Reason” means the occurrence of a Capital Transaction (as defined above) and (a) without his/her prior concurrence, the Optionee is assigned any duties or responsibilities that are inconsistent with his/her position, duties, responsibilities or status at the commencement of the term of this

Agreement, or his/her reporting responsibilities or titles in effect at such time are changed, (b) the Optionee’s total compensation is reduced, (c) any change in any Optionee benefit plans or arrangements in effect on the date hereof in which the Optionee participates (including without limitation any pension and retirement plan, savings and profit sharing plan, stock ownership or purchase plan, stock option plan, or life, medical or disability insurance plan), which would adversely affect the Optionee’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Optionee as compared to any other executive officer of the Company, or (d) without his/her prior concurrence, the Optionee is required to engage in an increased amount of travel on the Company’s business.

6.                                       Rights of Shareholder.  Neither the Optionee nor any heir, personal representative or other person shall be, or shall have any of the rights and privileges of, a shareholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

7.                                       Guidelines for Stock Ownership by Executive Officers.  If Optionee is a senior executive officer of the Company at the time of exercise of any Option, and has not yet achieved the ownership levels contained in the Company’s guidelines for executive officers, the Optionee hereby agrees to retain at least 25% of the Option Shares remaining after satisfaction of applicable tax liabilities.

8.                                       Transferability of Option.  During Optionee’s lifetime, the Option hereunder shall be exercisable only by the Optionee or any guardian or legal representative of the Optionee, and the Option shall not be transferable except, in case of the death of the Optionee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Optionee and it shall thereupon become null and void.

9.                                       Employment Not Affected.  Neither the granting of the Option nor its exercise shall be construed as granting to the Optionee any right with respect to continuance of employment. Except as may otherwise be limited by a written agreement between the Company or one of its subsidiaries, as the case may be, and the Optionee, the right of the Company (or one of its subsidiaries) to terminate the Optionee’s employment at any time is specifically reserved.

10.                                 Amendment of Option.  The Option and this Agreement may be amended by the Board or the Committee at any time without the consent of Optionee (i) if the Board or the Committee determines, in its sole discretion, that the amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the date hereof and by its terms applies to the Option or (ii) in order to make the adjustments set forth in Section 5 hereof. Other than the matters set forth in the preceding sentence, the consent of Optionee shall be required in order to amend any other provision of this Agreement. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the exercisability of the Option at any time.

11.                                 Notices.  Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Corporate Secretary at the Company’s executive offices. Any notice to the Optionee shall be addressed to Optionee at the current address shown on the payroll records of the Company or by email. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid or by email.

12.                                 Incorporation of Plan by Reference.  The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event any of the terms and conditions set forth in this Agreement are in conflict or are inconsistent with the terms of the Plan, the terms of the Plan shall control.

13.                                 Governing Law.  The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Delaware.

14.                                 Capitalized Terms.  Unless otherwise defined herein, each capitalized term appearing in this Agreement shall have the same meaning as the corresponding term in the Plan.

15.                                 Binding Effect.  This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

16.                                 Entire Agreement.  This Agreement and the Notice of Grant embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.